Exhibit 99.1

FOR IMMEDIATE RELEASE

CABLEVISION SYSTEMS CORPORATION

REPORTS SECOND QUARTER 2005 RESULTS

CONTINUED CUSTOMER GROWTH DRIVES DOUBLE DIGIT INCREASES IN CABLE
TELEVISION REVENUE AND AOCF

Bethpage, N.Y., August 9, 2005 - Cablevision Systems Corporation (NYSE:CVC) today reported financial results for the second quarter ended June 30, 2005.  Consolidated net revenue grew 6% to over $1.2 billion compared to the year-earlier period, reflecting strong revenue growth in Telecommunications Services, offset in part by lower revenue in Rainbow’s Other Programming businesses.  Operating income decreased 46% to $107.6 million and adjusted operating cash flow (“AOCF”)* decreased 14% to $401.0 million.  The decreases in operating income and AOCF are primarily related to certain payments and credits totaling approximately $106.1 million that favorably impacted Madison Square Garden in 2004.  Excluding these items, second quarter revenue, operating income and AOCF would have increased 7%, 17% and 12%, respectively.

Highlights for the second quarter include:

•      More than 20,000 basic subscribers added; fifth consecutive quarter of basic subscriber gains

•      Revenue Generating Unit (RGU) growth of more than 332,000 new units, resulting from continued customer growth in video, high-speed data and voice

•      More than 1.3 million RGUs added across Cable Television’s services since Q2’04

•      Cable Television net revenue growth of 16% and AOCF growth of 13% since Q2’04

Cablevision President and CEO James L. Dolan commented:  “For the second quarter, ongoing consumer demand for Cablevision’s products continued to drive industry-leading penetration rates across all of our consumer services — analog and digital video, high-speed data and voice.  The company experienced its fifth consecutive quarter of basic subscriber growth, while our digital video service ended the quarter with a noteworthy penetration rate of 58%.  In addition, we are extremely pleased with the continued enthusiastic response to our voice product, which added nearly 114,000 customers in just the last three months.”

Results from Continuing Operations

The operating results of FSN Ohio, FSN Florida and Rainbow DBS’s distribution operations are included in discontinued operations and are not presented in the table below.  The VOOM HD Networks are included in the Rainbow segment for all periods presented.

Segment results for the quarters ended June 30, 2005 and June 30, 2004 are as follows:

	Revenue		Operating Income (loss)		AOCF
$ millions	2005	2004	2005	2004	2005	2004

Telecommunications	$895.3	$775.2	$135.3	$109.9	$354.2	$309.3
Rainbow	204.2	244.7	(8.3)	15.7	29.4	46.8
MSG	151.6	165.8	10.5	107.7	29.8	119.9
Other (including Eliminations)	(19.1)	(22.1)	(29.9)	(35.1)	(12.4)	(12.3)
Total Company	$1,232.0	$1,163.6	$107.6	$198.2	$401.0	$463.7

*  Adjusted operating cash flow (“AOCF”), a non-GAAP financial measure, is defined as operating income (loss) before depreciation and amortization, excluding employee stock plan charges or credits and restructuring charges or credits.  Please refer to page 4 for a discussion of our use of AOCF as a non-GAAP financial measure and page 6 for a reconciliation of AOCF to operating income and net loss.

Telecommunications Services – Cable Television and Lightpath

Telecommunications Services includes Cable Television – Cablevision’s “Optimum” branded video, high-speed data, and voice residential and commercial services offered over its cable infrastructure — and its “Optimum Lightpath” branded, fiber-delivered commercial data and voice services.

Second quarter Telecommunications Services net revenues rose 16% to $895.3 million, operating income increased 23% to $135.3 million, and AOCF increased 15% to $354.2 million, all as compared to the year-earlier period.

Cable Television

Cable Television second quarter net revenues increased 16% to $855.6 million, operating income increased 19% to $141.3 million and AOCF rose 13% to $337.2 million, each compared to the year-earlier period.  The increases in revenue, operating income, and AOCF reflect the addition of more than 1.3 million Revenue Generating Units from the second quarter of 2004 resulting from growth in basic video, digital video, high-speed data, and voice customers.

Highlights include:

•      Basic video customers up 20,757 or 0.7% from March 2005 and 54,195 or 1.8% from June 2004; fifth consecutive quarter of basic subscriber gains

•      iO: Interactive Optimum digital video customers up 118,531 or 7% from March 2005 and 575,774 or 49% from June 2004

•      Optimum Online high-speed data customers up 79,285 or 6% from March 2005 and 340,822 or 29% from June 2004

•      Optimum Voice customers up 113,877 or 31% from March 2005 and 363,309 from June 2004, a three-fold increase

•      Revenue Generating Units up 332,040 or 5% from March 2005 and 1,332,288 or 25% from June 2004

•      Advertising revenue up 6% from June 2004

•      Cable Television RPS of $95.22, up $4.04 or 4% from March 2005 and $11.64 or 14% from June 2004

•      AOCF margin of 39.4% compared to 38.3% in March 2005 and 40.4% in June 2004

Lightpath

For the second quarter, Lightpath net revenues increased 16% to $47.6 million, operating loss decreased 30% to $6.1 million and AOCF increased 53% to $17.0 million, each as compared to the prior year period.  The increase in revenue and AOCF is primarily attributable to revenue growth in Ethernet data services over Lightpath’s fiber infrastructure.  The improvements in operating loss and AOCF reflect the growth in Ethernet revenue as well as certain expense savings resulting primarily from staff reductions implemented earlier in the year and the timing of advertising spending.  Lightpath revenue also includes Optimum Voice call completion activity, which has no impact on AOCF.

Rainbow

Rainbow consists of our AMC, IFC and WE national programming services as well as Other Programming which includes: FSN Chicago, FSN Bay Area, fuse, MagRack, Sportskool, News 12 Networks, IFC Entertainment, VOOM HD Networks, Metro Channels, Rainbow Network Communications, Rainbow Advertising Sales Corp. and other Rainbow developmental ventures.

Second quarter Rainbow net revenues decreased 17% to $204.2 million, operating income decreased $24.0 million to an operating loss of $8.3 million and AOCF decreased 37% to $29.4 million, all compared to the year-earlier period.

AMC/IFC/WE

Second quarter net revenues increased 5% to $135.4 million, operating income decreased 16% to $32.7 million and AOCF decreased 15% to $49.9 million, each compared to the prior year period.

The second quarter results reflect:

•      Increased programming costs and marketing expense, reflecting the networks’ strategy to grow ratings

•      Higher advertising revenue driven by continued ratings growth, with AMC recording a primetime ratings increase of 7% season-to-date, offset in part by lower affiliate revenue

•      Viewing subscriber increases of 10% at IFC, 3% at WE and 3% at AMC as compared to June 2004

Other Programming

Second quarter net revenues decreased 36% to $76.7 million, operating loss increased $17.7 million to $41.0 million, and the AOCF deficit increased $8.8 million to $20.5 million, all as compared to the prior year period.  The decrease in net revenue is primarily driven by lower affiliate revenue at FSN Chicago resulting from the termination of contracts after losing professional sports content and from payments not being made in accordance with an existing affiliate agreement.  To a lesser extent, the net revenue decline also results from lower theatrical and home video revenue at IFC Films.  The increases in operating loss and AOCF deficit primarily reflect the net revenue losses, offset in part by expense savings at FSN Chicago and reduced contractual rights expenses at VOOM HD Networks.

Madison Square Garden

Madison Square Garden’s businesses include: MSG Network, FSN New York, the New York Knicks, the New York Rangers, the New York Liberty, the MSG Arena complex and Radio City Music Hall.

Madison Square Garden’s second quarter net revenue declined 9% to $151.6 million compared to the second quarter of 2004.  Operating income decreased to $10.5 million from $107.7 million and AOCF decreased to $29.8 million from $119.9 million in the second quarter, both as compared to the year-earlier period.  The 2004 period included $106.1 million of payments and credits relating to the termination of the New York Mets rights agreement and NBA expansion revenue.  Excluding these items, net revenue would have declined 3%, operating income would have increased $8.9 million and AOCF would have increased $16.0 million.  MSG’s second quarter results are primarily impacted by:

•      The loss of NHL hockey games during the period which resulted in reduced revenues, offset by certain expense savings

•      Higher affiliate revenue primarily related to retroactive rate adjustments, offset by the lack of Knicks playoff revenue in the 2005 period

Results From Continuing Operations

Consolidated results exclude FSN Ohio, FSN Florida, and Rainbow DBS’s distribution operations, which are reflected in discontinued operations for all periods presented.

Consolidated second quarter results compared to the prior year period are as follows:

•      Net revenues increased 6% to $1.2 billion.  This was the result of continued customer growth in Cable Television as well as net revenue growth at AMC, IFC and WE networks, which was partially offset by lower net revenues in Rainbow’s Other Programming and at Madison Square Garden.  Excluding certain items recorded at Madison Square Garden in 2004, net revenue would have increased 7%.

•      Operating income totaled $107.6 million compared to $198.2 million and consolidated AOCF decreased 14% to $401.0 million.  As discussed above, certain items totaling approximately $106.1 million at Madison Square Garden favorably impacted operating income and AOCF in 2004.  Excluding these items, operating income and AOCF would have increased 17% and 12% as a result of continued revenue growth in cable television and expense savings at Madison Square Garden and Lightpath, offset somewhat by lower net revenue and higher expenses at Rainbow.

2005 Outlook

The company affirms the previously issued full year 2005 guidance outlined below:

Cable Television
Basic video subscribers	+ 1.5% to 2.0%
Revenue generating unit (RGU) net additions	+ 1.0 to 1.25 million
Total revenue growth	mid teens*
Adjusted operating cash flow growth	mid teens*
Capital expenditures	$600 to $650 million

AMC/IFC/WE
Total revenue growth	mid to high single digit *
Adjusted operating cash flow growth	mid to high single digit *

* Percentage growth

Non-GAAP Financial Measures

We define adjusted operating cash flow (“AOCF”), which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization, excluding charges or credits related to our employee stock plan, including those related to the vesting of restricted shares, variable stock options and stock appreciation rights, and restructuring charges or credits.  We believe that the exclusion of such amounts allows investors to better track the performance of the various operating units of our business without regard to the distortive effects of a fluctuating stock price (in the case of variable stock options and stock appreciation rights expense) or, in the case of restricted shares, the settlement of an obligation that will not be made in cash.

We present AOCF as a measure of our ability to service our debt and make continuing investments, including in our capital infrastructure.  We believe AOCF is an appropriate measure for evaluating the operating performance of its business segments and the company on a consolidated basis.  AOCF and similar measures with other titles are common performance measures used by investors, analysts and peers to compare performance in our industry.  Internally, we use revenue and AOCF measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators.  AOCF should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance presented in accordance with generally accepted accounting principles (“GAAP”).  Since AOCF is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with other titles used by other companies.  For a reconciliation of AOCF to operating income (loss), please see page 6 of this release.

We define Free Cash Flow, which is a non-GAAP financial measure, as net cash from operating activities less capital expenditures, both of which are reported in our Statement of Cash Flows.  We believe the most comparable GAAP financial measure of our liquidity is net cash from operating activities.  We believe that Free Cash Flow is useful as an indicator of our overall liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is available for debt service and other discretionary and non-discretionary items.  It is also one of several indicators of our ability to make investments and return capital to our shareholders. We also believe that Free Cash Flow is one of several benchmarks used by analysts and investors who follow our industry for comparison of our liquidity with other companies in our industry, although our measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies.

COMPANY DESCRIPTION

Cablevision Systems Corporation is one of the nation’s leading entertainment and telecommunications companies. Its cable television operations serve 3 million households in the New York metropolitan area. The company’s advanced telecommunications offerings include its iO: Interactive Optimum digital television, Optimum Online high-speed Internet, Optimum Voice digital voice-over-cable, and its Optimum Lightpath integrated business communications services. Cablevision’s Rainbow Media Holdings LLC operates several successful programming businesses, including AMC, IFC, WE and other national and regional networks. In addition to its telecommunications and programming businesses, Cablevision owns Madison Square Garden and its sports teams, the New York Knicks, Rangers and Liberty. The company also operates New York’s famed Radio City Music Hall, and owns and operates Clearview Cinemas.  Additional information about Cablevision Systems Corporation is available on the Web at www.cablevision.com.

This earnings release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the company and its business, operations, financial condition and the industry in which it operates and the factors described in the company’s filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein.  The company disclaims any obligation to update the forward-looking statements contained herein.

Contacts:	Charles Schueler	John Bier
	Senior Vice President	Senior Vice President
	Media and Community Relations	and Treasurer
	(516) 803-1013	(516) 803-2270

Cablevision’s Web site:  www.cablevision.com

The 2Q 2005 earnings announcement will be Webcast live today at 10:00 a.m. EST

Conference call dial-in number is (973) 935-8507

Conference call replay number (973) 341-3080/ pin #6301235 until August 16, 2005

CABLEVISION SYSTEMS CORPORATION

CONDENSED CONSOLIDATED OPERATIONS DATA AND RECONCILIATION

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005 (a)	2004 (a)	2005 (a)	2004 (a)

Revenues, net	$1,231,967	$1,163,582	$2,445,165	$2,310,152

Adjusted operating cash flow	$400,986	$463,707	$754,679	$736,596
Stock plan (expense) income	(17,559)	1,214	(32,420)	(9,724)
Restructuring charges	(152)	(599)	(758)	(3,389)
Operating income before depreciation and amortization	383,275	464,322	721,501	723,483
Depreciation and amortization (including impairments)	275,698	266,113	539,025	520,275
Operating income	107,577	198,209	182,476	203,208

Other income (expense):
Interest expense, net	(185,114)	(180,421)	(372,178)	(356,964)
Equity in net income (loss) of affiliates	1,645	1,875	(375)	(1,115)
Write-off of deferred financing costs	—	(5,080)	—	(6,267)
Gain on sale of affiliate interests (b)	65,483	—	65,483	—
Loss on investments, net	(66,006)	(30,808)	(77,147)	(16,186)
Gain (loss) on derivative contracts, net	66,167	(57,059)	64,535	(55,672)
Loss on extinguishment of debt	—	(72,495)	—	(72,495)
Minority interests	(1,809)	(48,536)	192	(38,960)
Miscellaneous, net	(245)	511	(111)	(28)
Loss from continuing operations before income taxes	(12,302)	(193,804)	(137,125)	(344,479)
Income tax benefit (expense)	(5,786)	38,116	30,148	88,344
Loss from continuing operations	(18,088)	(155,688)	(106,977)	(256,135)
Income (loss) from discontinued operations, net of taxes (b)	240,109	(31,423)	210,063	(43,520)
Income (loss) before extraordinary item	222,021	(187,111)	103,086	(299,655)
Extraordinary loss on investment, net of taxes	—	—	—	(7,436)
Net income (loss)	$222,021	$(187,111)	$103,086	$(307,091)

Basic and diluted net income (loss) per share:

Loss from continuing operations	$(0.06)	$(0.54)	$(0.37)	$(0.89)

Income (loss) from discontinued operations	$0.83	$(0.11)	$0.73	$(0.15)

Extraordinary loss	$—	$—	$—	$(0.03)

Net income (loss)	$0.77	$(0.65)	$0.36	$(1.07)

Basic weighted average common shares (in thousands)	288,143	287,004	288,000	286,923

(a)   Reflects the net operating results of FSN Ohio, FSN Florida (including the gain on Regional Programming Partners restructuring) and Rainbow DBS (distribution operations) as discontinued operations.

(b)   The Company recorded a pre-tax gain in continuing operations of $66.6 million and an after-tax gain in discontinued operations of $265.5 million resulting from the Regional Programming Partners restructuring.

ADJUSTMENTS TO RECONCILE ADJUSTED OPERATING CASH FLOW TO OPERATING INCOME

The following is a description of the adjustments to operating income included in this earnings release:

•      Depreciation and amortization.  This adjustment eliminates depreciation, amortization and impairments of long-lived assets in all periods.

•      Stock plan expense.  This adjustment eliminates the expense associated with vesting and marking to market of variable stock options, stock appreciation rights granted under our employee stock option plan, and charges related to the issuance of restricted shares.

•      Restructuring charges.  This adjustment eliminates the charges recorded that are associated with costs related to the elimination of positions, facility realignment, and other related costs in all periods.

	Six Months Ended June 30,
	2005 (a)	2004 (a)
CONSOLIDATED FREE CASH FLOW CALCULATION (b)

Net cash provided by operating activities	$411,552	$254,360
Less: capital expenditures	(353,518)	(322,619)
Consolidated free cash flow	$58,034	$(68,259)

(a)   Excludes the net operating results and capital expenditures of FSN Ohio, FSN Florida and Rainbow DBS (distribution operations), which are reported in discontinued operations.  Discontinued operations used $100.2 million in cash in the six months ended June 30, 2005 and used $22.0 million in cash for the six months ended June 30, 2004.

(b)   See non-GAAP financial measures on page 4 of this release for a discussion of Free Cash Flow.

CABLEVISION SYSTEMS CORPORATION

CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS

(Dollars in thousands)

(Unaudited)

REVENUES, NET

	Three Months Ended June 30,		%
	2005 (a)	2004 (a)	Change

Cable Television (b)	$855,562	$739,082	15.8%
Lightpath (b)	47,575	41,086	15.8%
Eliminations (c)	(7,841)	(4,991)	(57.1)%
Total Telecommunications	895,296	775,177	15.5%
AMC/IFC/WE	135,413	129,539	4.5%
Other Programming (d)	76,695	120,059	(36.1)%
Eliminations (c)	(7,905)	(4,873)	(62.2)%
Total Rainbow	204,203	244,725	(16.6)%
MSG	151,565	165,820	(8.6)%
Other (e)	19,948	19,397	2.8%
Eliminations (f)	(39,045)	(41,537)	6.0%
Total Cablevision	$1,231,967	$1,163,582	5.9%

	Six Months Ended June 30,		%
	2005 (a)	2004 (a)	Change

Cable Television (b)	$1,669,013	$1,444,241	15.6%
Lightpath (b)	95,317	80,313	18.7%
Eliminations (c)	(17,888)	(9,309)	(92.2)%
Total Telecommunications	1,746,442	1,515,245	15.3%
AMC/IFC/WE	270,379	255,719	5.7%
Other Programming (d)	148,953	225,894	(34.1)%
Eliminations (c)	(14,650)	(13,029)	(12.4)%
Total Rainbow	404,682	468,584	(13.6)%
MSG	331,058	370,337	(10.6)%
Other (e)	43,470	36,876	17.9%
Eliminations (f)	(80,487)	(80,890)	0.5%
Total Cablevision	$2,445,165	$2,310,152	5.8%

(a)   Excludes the net revenues of FSN Ohio, FSN Florida and Rainbow DBS (distribution operations) which are reported in discontinued operations.

(b)   Optimum Online for business has been reclassified from Lightpath to Cable Television for all periods presented.

(c)   Represents intra-segment revenues.

(d)   Includes FSN Chicago, FSN Bay Area, fuse, Mag Rack, News 12 Networks, IFC Entertainment, VOOM HD Networks, Metro Channels, Rainbow Network Communications, Rainbow Advertising Sales Corp. and other Rainbow developmental ventures.

(e)   Represents net revenues of Clearview Cinemas and PVI Virtual Media, which was consolidated in the second quarter of 2004 in accordance with FIN 46.  In May 2005, Cablevision exchanged its 60% interest in PVI Latin America for the 40% interest in the rest of PVI that it did not already own.

(f)    Represents inter-segment revenues.

OPERATING INCOME (LOSS) AND ADJUSTED OPERATING CASH FLOW

	Operating Income (Loss) (a)			Adjusted Operating Cash Flow (a)
	Three Months Ended June 30,		%	Three Months Ended June 30,		%
	2005	2004	Change	2005	2004	Change

Cable Television (b)	$141,324	$118,469	19.3%	$337,229	$298,224	13.1%
Lightpath (b)	(6,063)	(8,603)	29.5%	16,967	11,075	53.2%
Total Telecommunications	135,261	109,866	23.1%	354,196	309,299	14.5%
AMC/IFC/WE (c)	32,684	38,988	(16.2)%	49,889	58,487	(14.7)%
Other Programming (c)(d)	(40,967)	(23,255)	(76.2)%	(20,487)	(11,643)	(76.0)%
Total Rainbow	(8,283)	15,733	(152.6)%	29,402	46,844	(37.2)%
MSG	10,456	107,655	(90.3)%	29,765	119,866	(75.2)%
Other (e)	(29,857)	(35,045)	(14.8)%	(12,377)	(12,302)	(0.6)%
Total Cablevision	$107,577	$198,209	(45.7)%	$400,986	$463,707	(13.5)%

OPERATING INCOME (LOSS) AND ADJUSTED OPERATING CASH FLOW

	Operating Income (Loss) (a)			Adjusted Operating Cash Flow (a)
	Six Months Ended June 30,		%	Six Months Ended June 30,		%
	2005	2004	Change	2005	2004	Change

Cable Television (b)	$261,795	$211,577	23.7%	$648,515	$560,910	15.6%
Lightpath (b)	(14,793)	(16,908)	12.5%	31,074	23,436	32.6%
Total Telecommunications	247,002	194,669	26.9%	679,589	584,346	16.3%
AMC/IFC/WE (c)	80,462	79,321	1.4%	113,075	119,160	(5.1)%
Other Programming (c)(d)	(84,040)	(55,556)	(51.3)%	(44,339)	(30,478)	(45.5)%
Total Rainbow	(3,578)	23,765	(115.1)%	68,736	88,682	(22.5)%
MSG	(1,459)	72,902	(102.0)%	33,024	100,044	(67.0)%
Other (e)	(59,489)	(88,128)	(32.5)%	(26,670)	(36,476)	(26.9)%
Total Cablevision	$182,476	$203,208	(10.2)%	$754,679	$736,596	2.5%

(a)   Excludes the operating income (loss) and AOCF of FSN Ohio, FSN Florida and Rainbow DBS (distribution operations) which are reported in discontinued operations.

(b)   Optimum Online for business has been reclassified from Lightpath to Cable Television for all periods presented.

(c)   Operating income (loss) for AMC/IFC/WE and Other Programming for the 2004 period has been reclassified to reflect the push down from Rainbow Media Holdings of certain amortization expense of acquired intangibles and depreciation expense relating to the fair value step up of fixed assets.

(d)   Includes FSN Chicago, FSN Bay Area, fuse, Mag Rack, News 12 Networks, IFC Entertainment, VOOM HD Networks, Metro Channels, Rainbow Network Communications, Rainbow Advertising Sales Corp. and other Rainbow developmental ventures.

(e)   Includes operating results of Clearview Cinemas, PVI Virtual Media and certain corporate general and administrative costs. For 2005, it also includes certain corporate general and administrative costs allocated to FSN Ohio, FSN Florida and Rainbow DBS (distribution operations) that are not expected to be eliminated upon the disposition or shut down of these businesses.

CABLEVISION SYSTEMS CORPORATION

SUMMARY OF OPERATING STATISTICS

(Unaudited)

CABLE TELEVISION	June 30, 2005	March 31, 2005	June 30, 2004

Revenue Generating Units
Basic Video Customers	3,005,558	2,984,801	2,951,363
iO Digital Video Customers	1,741,483	1,622,952	1,165,709
Optimum Online High-Speed Data Customers	1,519,864	1,440,579	1,179,042
Optimum Voice Customers	478,357	364,480	115,048
Residential Telephone Customers	8,592	9,002	10,404
Total Revenue Generating Units	6,753,854	6,421,814	5,421,566

Customer Relationships (a)	3,146,426	3,122,463	3,069,847

Homes Passed	4,464,425	4,453,290	4,416,505

Penetration
Basic Video to Homes Passed	67.3%	67.0%	66.8%
iO Digital to Basic Penetration	57.9%	54.4%	39.5%
Optimum Online to Homes Passed	34.0%	32.3%	26.7%
Optimum Voice to Homes Passed	10.7%	8.2%	2.7%

Monthly Churn
Basic Video	1.7%	1.6%	1.8%
iO Digital Video	2.3%	2.2%	2.8%
Optimum Online High-Speed Data	2.0%	1.9%	2.3%

Revenue for the three months ended (dollars in millions)

Video (b)	$584	$563	$537
High-Speed Data (c)	190	180	153
Voice	38	29	12
Advertising	27	23	26
Other (d)	17	18	11
Total Cable Television Revenue (e)	$856	$813	$739

Average Monthly Revenue per Basic Video Customer (“RPS”) (c) (e)	$95.22	$91.18	$83.58

(a)   Number of customers who receive at least one of the company’s services, including business modem only customers.  Prior periods have been adjusted for comparative analysis.

(b)   Includes analog, digital, PPV, VOD and SVOD revenue.

(c)   Optimum Online for business has been reclassified from Lightpath to Cable Television for all periods presented.

(d)   Includes installation revenue, NY Interconnect, home shopping and other product offerings.

(e)   RPS is calculated by dividing average monthly revenue for the quarter by the average number of basic video subscribers for the quarter.

RAINBOW	June 30, 2005	March 31, 2005	June 30, 2004

Viewing Subscribers (in thousands)
AMC	77,300	76,600	75,300
WE	50,300	50,700	48,800
IFC	36,000	35,300	32,600
fuse	34,700	34,200	31,800
Consolidated Regional Sports (Bay Area & Chicago)	6,000	6,000	7,200
Non-Consolidated Regional Sports (New England)	3,700	3,700	3,700

CABLEVISION SYSTEMS CORPORATION

CAPITALIZATION AND LEVERAGE

(Dollars in thousands)

(Unaudited)

June 30, 2005
CAPITALIZATION

Cash and Cash Equivalents	$217,405

Bank debt	$2,022,308
Collateralized indebtedness	1,323,096
Senior notes and debentures	5,992,162
Senior subordinated notes and debentures	746,426
Notes payable	17,933
Capital lease obligations	64,778
Debt	$10,166,703

LEVERAGE

Debt	$10,166,703
Less: collateralized indebtedness (a) and cash	(1,540,501)
Net debt	$8,626,202

Ratio
Consolidated net debt/adjusted operating cash flow (b)	5.4
Restricted Group leverage (Bank Test)	4.3
CSC Holdings notes and debentures ratio (c)	4.3
Cablevision notes ratio (d)	5.3
Rainbow National Services notes ratio (e)	5.8

(a)   Collateralized indebtedness is excluded from the leverage calculation because it is viewed as a forward sale of the stock of unaffiliated companies and the company’s only obligation at maturity is to deliver the stock or its cash equivalent.

(b)   Adjusted operating cash flow is annualized based on the quarterly results, except with respect to Madison Square Garden, which is based on a trailing 12 months due to its seasonal nature.

(c)   Reflects debt to cash flow ratio applicable under the CSC Holdings senior and senior subordinated notes indentures.   The annualized AOCF (as defined) used in the Restricted Group bank leverage test and for the CSC Holdings indentures test is $1.40 billion.

(d)   Reflects debt to cash flow ratio under the Cablevision senior notes indentures.

(e)   Reflects debt to cash flow ratio under the Rainbow National Services notes indenture. The annualized AOCF (as defined) used in the notes ratio is $243.2 million.

CABLEVISION SYSTEMS CORPORATION

CAPITAL EXPENDITURES

(Dollars in thousands)

(Unaudited)

	Three Months Ended June 30,
	2005 (a)	2004 (a)
CAPITAL EXPENDITURES

Consumer premise equipment	$95,212	$121,935
Scalable infrastructure	21,846	14,626
Line extensions	8,777	6,134
Upgrade/rebuild	2,238	4,758
Support	33,965	12,787
Total Cable Television (b)	162,038	160,240
Lightpath (b)	5,041	11,102
Total Telecommunications	167,079	171,342
Rainbow	8,107	4,396
MSG	4,080	2,501
Other (Corporate and Theatres)	1,031	4,877
Total Cablevision	$180,297	$183,116

	Six Months Ended June 30,
	2005 (a)	2004 (a)
CAPITAL EXPENDITURES

Consumer premise equipment	$226,917	$223,472
Scalable infrastructure	28,450	21,142
Line extensions	16,572	11,315
Upgrade/rebuild	3,449	5,481
Support	40,548	18,091
Total Cable Television (b)	315,936	279,501
Lightpath (b)	11,745	19,828
Total Telecommunications	327,681	299,329
Rainbow	12,828	13,400
MSG	5,241	3,040
Other (Corporate and Theatres)	7,768	6,850
Total Cablevision	$353,518	$322,619

(a)   Excludes the capital expenditures of FSN Ohio, FSN Florida and Rainbow DBS (distribution operations) which are reported as discontinued operations.

(b)   Optimum Online for business has been reclassified from Lightpath to Cable Television for all periods presented.